    As filed with the Securities and Exchange Commission on August 14, 2001
                                                      Registration No. 333-____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3
                                ----------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ENZON, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                         2836
(State or other jurisdiction of                 (Primary Standard Industrial
incorporation or organization)                      Classification Code)

                                   22-2372868

                      (I.R.S. Employer Identification No.)


                              20 Kingsbridge Road
                          Piscataway, New Jersey 08854
                                 (732) 980-4500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Arthur J. Higgins
                     President and Chief Executive Officer
                                  Enzon, Inc.
                              20 Kingsbridge Road
                          Piscataway, New Jersey 08854
                                 (732) 980-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             Kevin T. Collins, Esq.
                              Dorsey & Whitney LLP
                                250 Park Avenue
                            New York, New York 10177
                                 (212) 415-9319
                           Facsimile: (212) 953-7201

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                        CALCULATION OF REGISTRATION FEE

                                                                              Proposed
                                                                               Maximum        Proposed Maximum
Title of Each Class of                                   Amount to be      Offering Price    Aggregate Offering       Amount of
Securities to be Registered                           Registered (1)(2)       Per Note           Price (1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
 4 1/2% Convertible Subordinated Notes due 2008....      $400,000,000           100%            $400,000,000          $100,000
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per share(2)........    5,635,390 shares          --                  --                  --
-----------------------------------------------------------------------------------------------------------------------------------

(1) Equals the aggregate principal amount of the securities being registered.

(2) Such number represents the number of shares of common stock that are currently issuable upon conversion of the notes; pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the antidilution protection of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares.
                                ----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

PROSPECTUS (Subject to Completion)
Dated August 14, 2001

                                  $400,000,000



                                  ENZON, Inc.



                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008

                                ----------------

Certain securityholders of Enzon, Inc. may offer for sale 4 1/2% Convertible Subordinated Notes due 2008 of Enzon, and the shares of common stock of Enzon into which the notes are convertible, at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

                                ----------------

Interest on the notes is payable in arrears on January 1 and July 1 of each year, beginning on January 1, 2002. The notes will mature on July 1, 2008 unless earlier converted or redeemed.

                                ----------------

The holders of the notes may convert any portion of a note (in multiples of $1,000) into common stock at any time on or before July 1, 2008, at a conversion price of $70.98 per share, subject to adjustment in certain events.

                                ----------------

On or after July 7, 2004, we may redeem any of the notes at the redemption prices set forth herein plus accrued interest.

                                ----------------

The notes are subordinated in right of payment to all of our senior indebtedness. As of June 30, 2001, we had no senior indebtedness outstanding.

                                ----------------

For a more detailed description of the notes, see "Description of Notes," beginning on page 18.

                                ----------------

The common stock is quoted on the Nasdaq National Market under the symbol "ENZN." On August 13, 2001, the reported last sale price of the common stock on the Nasdaq National Market was $66.32 per share.

                                ----------------

We will not receive any proceeds from the sale of the notes and the common stock into which the notes are convertible by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the notes and the common stock.

                                ----------------

Investing in the notes or the common stock into which the notes are convertible involves a high degree of risk. See "Risk Factors" beginning on page 5.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



_____________, 2001


The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Our Company .............................................................      3
Risk Factors ............................................................      5
Special Note Regarding Forward-Looking Statements .......................     15
Ratio of Earnings to Fixed Charges ......................................     16
Use of Proceeds .........................................................     16
Description of Notes ....................................................     17
Description of Capital Stock ............................................     27


                                                                            Page
                                                                            ----
Certain United States and Federal Income Tax Considerations .............     29
Selling Holders .........................................................     35
Plan of Distribution ....................................................     35
Legal Matters ...........................................................     36
Experts .................................................................     36
Where You Can Find More Information .....................................     37

                                ----------------

   In this prospectus, "Enzon," "company," "we," "us," "our" and "ours" refer to Enzon, Inc., and "common stock" refers to Enzon's common stock, par value $0.01 per share, in each case except where the context otherwise requires or as otherwise indicated.
                                ----------------

   You should only rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  OUR COMPANY


   We are a biopharmaceutical company that develops and commercializes enhanced therapeutics for life- threatening diseases through the application of our two proprietary platform technologies: PEG and single-chain antibodies. We apply our PEG, or polyethylene glycol, technology to improve the delivery, safety and efficacy of proteins and small molecules with known therapeutic efficacy. We apply our single-chain antibody, or SCA, technology to discover and produce antibody-like molecules that offer many of the therapeutic benefits of monoclonal antibodies while addressing some of their limitations.

PEG Products

   PEG-INTRON(TM) is a PEG-enhanced version of Schering-Plough's alpha-interferon product, INTRON(R) A. We have designed PEG-INTRON to allow for less frequent dosing and to yield greater efficacy as compared to INTRON A. Our worldwide partner for PEG-INTRON, Schering-Plough, received approval for the treatment of adult patients with chronic hepatitis C during May 2000 in the European Union and in the United States in January 2001. PEG-INTRON is also approved for use in combination with REBETOL (ribavirin, USP) Capsules for the treatment of chronic hepatitis C in adult patients not previously treated. A Phase III clinical trial is also being conducted for PEG-INTRON for the treatment of malignant melanoma, and earlier stage clinical trials of PEG-INTRON are being conducted for other indications, including HIV. Schering-Plough's worldwide sales of INTRON A, REBETRON Combination Therapy and PEG-INTRON for all indications in 2000 totaled $1.4 billion.

   PROTHECAN is a PEG-enhanced version of camptothecin, a compound in the class of molecules called topoisomerase inhibitors. Camptothecin has been shown in clinical testing to be potent against certain tumor types, but it possesses limited clinical utility due to significant side effects and poor solubility. We have shown in pre-clinical studies that PROTHECAN has reduced side effects compared to camptothecin as well as other topoisomerase inhibitors and that it preferentially accumulates in tumors. In July 2001, we initiated a Phase II clinical trial in patients with small-cell lung cancer.

   PEG-paclitaxel is a PEG-modified version of paclitaxel. Preclinical animal studies have demonstrated that PEG-paclitaxel can be dosed at higher levels than TAXOL(R) (paclitaxel). We filed an Investigational New Drug, or IND, application with the FDA for PEG-paclitaxel in December 2000. In May 2001, we initiated the patient dosing in a Phase I clinical trial for PEG-paclitaxel. The trial is designed to determine the safety, tolerability and pharmacology of PEG-paclitaxel in patients with advanced solid tumors and lymphomas.

   We have commercialized two additional products based on our PEG technology:
ADAGEN for the treatment of a congenital enzyme deficiency disease called SCID, and ONCASPAR for the treatment of acute lymphoblastic leukemia. Each of these products is a PEG-enhanced version of a naturally occurring enzyme. Both products have been on the market for several years and have demonstrated the safe and effective application of our PEG technology.

Single-Chain Antibodies

   SCAs are genetically engineered proteins which possess the binding specificity and affinity of monoclonal antibodies and are designed to expand on the therapeutic and diagnostic applications possible with monoclonal antibodies. Preclinical studies have shown that SCAs allow for greater tissue penetration and faster clearance from the body. We believe that we possess strong intellectual property in the area of SCAs. The most clinically advanced SCAs based on our technology are being developed by one of our licensees, Alexion Pharmaceuticals, for complications arising during cardiopulmonary bypass, for which a Phase IIb clinical trial has been completed, and myocardial infarction, for which Phase II clinical trials are ongoing.

Strategy

   To further realize the potential value of our PEG and SCA technologies, we intend to pursue the following strategic initiatives:

   o continue to identify proteins and small molecules of known therapeutic value that we believe can be improved by our PEG technology and develop PEG-enhanced versions of such compounds;

   o acquire technologies and companies which are complementary to our technologies and clinical focus;

   o enter into license agreements with third parties to apply our PEG technology to their existing compounds; and

   o advance our SCA technology through in-licensing, collaborations and entering into license agreements with third parties.

Corporate Information

   Enzon, Inc. was incorporated in Delaware in 1981. Our principal executive offices are located at 20 Kingsbridge Road, Piscataway, New Jersey, 08854. Our telephone number at this location is (732) 980-4500. Our web site is located at http://www.enzon.com. The information contained on our web site is not a part of this registration statement.

---------------
   ADAGEN(R), ONCASPAR(R) and PROTHECAN(R) are our registered trademarks. Other trademarks and trade names used in this registration statement are the property of their respective owners.

                                  RISK FACTORS


   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

   Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

   This prospectus also contains and incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in and incorporated by reference in this prospectus.

Risks Related To Our Company

   Our near term success is heavily dependent on Schering-Plough's effective marketing of PEG-INTRON.

   In the near term, our results of operations are heavily dependent on Schering-Plough's sales of PEG-INTRON. Under our agreement with Schering-Plough, pursuant to which we applied our PEG technology to develop a modified form of Schering-Plough's INTRON A, we will receive royalties on worldwide sales of PEG-INTRON. Schering-Plough is responsible for conducting and funding the clinical studies, obtaining regulatory approval and marketing the product worldwide on an exclusive basis. Schering-Plough has received a Marketing Authorization for PEG-INTRON in the United States in January 2001 and in the European Union in May 2000 for the treatment of hepatitis C. Schering-Plough has also been granted marketing approval for the sale of PEG-INTRON and REBETOL Capsules as combination therapy for the treatment of hepatitis C. If Schering-Plough fails to effectively market PEG-INTRON or discontinues the marketing of PEG-INTRON for these indications this would have a material adverse effect on our business, financial condition and results of operation.

   Even though the use of PEG-INTRON as a stand alone therapy or as combination therapy with REBETOL received FDA approval, we cannot assure you that Schering-Plough will be successful in marketing PEG-INTRON or that Schering-Plough will not continue to market INTRON A, either as a stand-alone product or in combination therapy with REBETOL. The amount and timing of resources dedicated by Schering-Plough to the marketing of PEG-INTRON is not within our control. If Schering-Plough breaches or terminates its agreement with us, the commercialization of PEG-INTRON could be slowed or blocked completely. Our revenues will be negatively affected if Schering-Plough continues to market INTRON A in competition with PEG-INTRON or if it cannot meet the manufacturing demands of the market. If Schering-Plough breaches the agreement, a dispute may arise between us. A dispute would be both expensive and time-consuming and may result in delays in the development and commercialization of PEG-INTRON, which would likely have a material adverse effect on our business, financial condition and results of operations.

   We have a history of losses and we may not sustain profitability.

   We have incurred substantial losses since our inception. As of March 31, 2001, we had an accumulated deficit of approximately $122 million. Although we earned a profit for the nine months ended March 31, 2001, we cannot assure you that we will be able to remain profitable. Our ability to remain profitable will depend primarily on Schering-Plough's effective marketing of PEG-INTRON, as well as on the rate of growth in our other product sales or royalty revenue and on the level of our expenses. Our ability to achieve long-term profitability will depend upon our or our licensees' ability to obtain regulatory approvals for additional product candidates. Even if our product candidates receive regulatory approval, we cannot assure you that our products will achieve market acceptance or will be commercialized successfully or that our operations will sustain profitability.

   We are subject to extensive regulation. Compliance with these regulations can be costly, time consuming and subject us to unanticipated delays in developing our products.

   The manufacturing and marketing of pharmaceutical products in the United States and abroad are subject to stringent governmental regulation. The sale of any of our products for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the clinical testing, manufacture and marketing of pharmaceutical products. Obtaining FDA approval for a new therapeutic product may take several years and involve substantial expenditures. ADAGEN was approved by the FDA in 1990. ONCASPAR was approved in the United States and in Germany in 1994, and in Canada in 1997, in each case for patients with acute lymphoblastic leukemia who are hypersensitive to native forms of L-asparaginase. ONCASPAR was approved in Russia in April 1993 for therapeutic use in a broad range of cancers. PEG-INTRON was approved in Europe and the United States for the treatment of hepatitis C in May 2000 and January 2001, respectively. Except for these approvals, none of our other products has been approved for sale and use in humans in the United States or elsewhere.

   We cannot assure you that we or our licensees will be able to obtain FDA or other relevant marketing approval for any of our other products. In addition, any approved products are subject to continuing regulation. If we or our licensees fail to comply with applicable requirements it could result in:

   o criminal penalties,

   o civil penalties,

   o fines,

   o recall or seizure,

   o injunctions requiring suspension of production,

   o orders requiring ongoing supervision by the FDA, or

   o refusal by the government to approve marketing or export applications or to allow us to enter into supply contracts.

   If we or our licensees fail to obtain or maintain requisite governmental approvals or fail to obtain or maintain approvals of the scope requested, it will delay or preclude us or our licensees or marketing partners from marketing our products. It could also limit the commercial use of our products. Any such failure or limitation may have a material adverse effect on our business, financial condition and results of operations.

   We have experienced problems complying with the FDA's regulations for manufacturing our products, and we may not be able to resolve these problems.

   Manufacturers of drugs also must comply with the applicable FDA good manufacturing practice regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed as part of the product approval process before they can be used in commercial manufacturing. We or our present or future suppliers may be unable to comply with the applicable good manufacturing practice regulations and other FDA regulatory requirements. We manufacture ONCASPAR and ADAGEN, and Schering-Plough is responsible for the manufacture of PEG-INTRON.

   During 1998, we began to experience manufacturing problems with one of our FDA-approved products, ONCASPAR. The problems were due to increased levels of white particulates in batches of ONCASPAR, which resulted in an increased rejection rate for this product. During fiscal 1999, we agreed with the FDA to temporary labeling and distribution restrictions for ONCASPAR and instituted additional inspection and labeling procedures prior to distribution. During May 1999, the FDA required us to limit distribution of ONCASPAR to only those patients who are hypersensitive to native L-asparaginase. In November 1999, the FDA withdrew this distribution restriction.

   In July 1999, the FDA conducted an inspection of our manufacturing facility in connection with our product license for ADAGEN. Following that inspection, the FDA documented several deviations from Current Good Manufacturing Practices, known as cGMP, in a Form 483 report. We provided the FDA with a corrective action plan. In November 1999, the FDA issued a warning letter citing the same cGMP deviations listed in the July 1999 Form 483, but it also stated that the FDA was satisfied with our proposed corrective actions. As a result of the deviations, the FDA decided not to approve product export requests from us for ONCASPAR until it determined that all noted cGMP deviations were either corrected or in the process of being corrected. This restriction was removed in August 2000.

   Since January 2000, the FDA has conducted follow-up inspections as well as routine inspections of our manufacturing facility related to ONCASPAR and ADAGEN. Following certain of these inspections, the FDA issued Form 483 reports, citing deviations from cGMP. We have or are in the process of responding to such reports with corrective action plans and are currently in discussion with the FDA concerning some observations set forth in the Form 483s.

   In March 2001, we voluntarily replaced a batch of ADAGEN that was found to have an impurity which we believe was introduced in the filling process.

   If we or our licensees face additional manufacturing problems in the future or we or our licensees are unable to satisfactorily resolve these problems, the FDA could require us or our licensees to discontinue the distribution of our products or to delay continuation of clinical trials. If we or our licensees cannot market and distribute our products for an extended period, sales of the products will suffer, which would adversely affect our financial results.

   Our clinical trials could take longer to complete and cost more than we expect.

   We will need to conduct significant additional clinical studies of all of our product candidates which have not yet been approved for sale. These studies are costly, time consuming and unpredictable. Any unanticipated costs or delays in our clinical studies could harm our business, financial condition and results of operations.

   A Phase III clinical trial is being conducted for PEG-INTRON for one cancer indication. Schering-Plough is also in early stage clinical trials for PEG-INTRON in other cancer indications. We are currently conducting early stage clinical trials of our two other PEG products, PROTHECAN currently in Phase II and PEG-paclitaxel currently in Phase I. The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. If we or the other sponsors of these clinical trials are unable to accrue sufficient clinical patients in our respective trials during the appropriate period, such trials may be delayed and will likely incur significant additional costs. In addition, FDA or institutional review boards may require us to delay, restrict, or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

   The cost of human clinical trials varies dramatically based on a number of factors, including:

   o the order and timing of clinical indications pursued,

   o the extent of development and financial support from corporate collaborators,

   o the number of patients required for enrollment,

   o the difficulty of obtaining clinical supplies of the product candidate, and

   o the difficulty in obtaining sufficient patient populations and clinicians.

   All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of our clinical trials. Any unanticipated costs or delays in our clinical studies could harm our business, financial condition and results of operations.

   In some cases, we rely on corporate collaborators or academic institutions to conduct some or all aspects of clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. We cannot assure you that these trials will commence or be completed as we expect or that they will be conducted successfully.

   If pre-clinical and clinical trials do not yield positive results, our product candidates will fail.

   If pre-clinical and clinical testing of one or more of our product candidates do not demonstrate the safety and efficacy of the desired indications, those potential products will fail. Numerous unforeseen events may arise during, or as a result of, the testing process, including the following:

   o the results of pre-clinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials,

   o potential products may not have the desired effect or may have undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved,

   o results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials, and

   o after reviewing test results, we or our corporate collaborators may abandon projects which we might previously have believed to be promising.

   Clinical testing is very costly and can take many years. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development would delay or prevent regulatory approval, which could adversely affect our business and financial performance.

   In June 2001, we reported that Schering-Plough completed its Phase III clinical trial which compared PEG-INTRON to INTRON A in patients with newly diagnosed chronic myelogenous leukemia, or CML. In the study, although PEG-INTRON demonstrated clinical comparability and a comparable safety profile with INTRON A, the efficacy results for PEG-INTRON did not meet the protocol-specified statistical criteria for non-inferiority--the primary endpoint of the study. The results of this Phase III study have not yet been presented or published, and are not publicly available at this time. We cannot assure you that those results will support any marketing approval of PEG-INTRON for the treatment of CML.

   Even if we obtain regulatory approval for our products, they may not be accepted in the marketplace.

   The commercial success of our products will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. Even if our products obtain regulatory approval, we cannot assure you that they will achieve market acceptance of any kind. The degree of market acceptance will depend on many factors, including:

   o the receipt, timing and scope of regulatory approvals,

   o the timing of market entry in comparison with potentially competitive products,

   o the availability of third-party reimbursement, and

   o the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing technologies and therapeutics.

   If any of our products do not achieve market acceptance, we will likely lose our entire investment in that product.

   We depend on our collaborative partners. If we lose our collaborative partners or they do not apply adequate resources to our collaborations, our product development and financial performance may suffer.

   We rely heavily and will depend heavily in the future on collaborations with corporate partners, primarily pharmaceutical companies, for one or more of the research, development, manufacturing, marketing and other commercialization activities relating to many of our product candidates. If we lose our collaborative partners, or if they do not apply adequate resources to our collaborations, our product development and financial performance may suffer.

   The amount and timing of resources dedicated by our collaborators to their collaborations with us is not within our control. If any collaborator breaches or terminates its agreements with us, or fails to conduct its collaborative activities in a timely manner, the commercialization of our product candidates could be slowed or blocked completely. We cannot assure you that our collaborative partners will not change their strategic focus or pursue alternative technologies or develop alternative products as a means for developing treatments for the diseases targeted by these collaborative programs. Our collaborators could develop competing products. In addition, our revenues will be affected by the effectiveness of our corporate partners in marketing any successfully developed products.

   We cannot assure you that our collaborations will be successful. Disputes may arise between us and our collaborators as to a variety of matters, including financing obligations under our agreements and ownership of intellectual property rights. These disputes may be both expensive and time-consuming and may result in delays in the development and commercialization of products.

   We are dependent upon a single outside supplier for each of the crucial raw materials necessary to the manufacture of each of our products and product candidates.

   We cannot assure you that sufficient quantities of our raw material requirements will be available to support the continued research, development or manufacture of our products. We purchase the unmodified compounds utilized in our approved products and products under development from outside suppliers. We may be required to enter into supply contracts with outside suppliers for certain unmodified compounds. We do not produce the unmodified adenosine deaminase used in the manufacture of ADAGEN or the unmodified forms of L-asparaginase used in the manufacture of ONCASPAR. We have a supply contract with an outside supplier for the supply of each of these unmodified compounds. If we experience a delay in obtaining or are unable to obtain any unmodified compound, including unmodified adenosine deaminase or unmodified L-asparagi-nase, on reasonable terms, or at all, it could have a material adverse effect on our business, financial condition and results of operations.

   If we are required to obtain an alternate source for an unmodified compound utilized in a product, the FDA and relevant foreign regulatory agencies will likely require that we perform additional testing to demonstrate that the alternate material is biologically and chemically equivalent to the unmodified compound previously used in our clinical trials. This testing could delay or stop development of a product, limit commercial sales of an approved product and cause us to incur significant additional expenses. If we are unable to demonstrate that the alternate material is chemically and biologically equivalent to the previously used unmodified compound, we will likely be required to repeat some or all of the pre-clinical and clinical trials conducted for the compound. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used compound, the FDA or relevant foreign regulatory agency may require that we conduct additional clinical trials with the alternate material.

   There is one FDA-approved supplier of the adenosine deaminase enzyme, or ADA, in ADAGEN. The ADA enzyme, until recently, was obtained by our supplier from bovine intestines in cattle of German origin. Bovine spongiform encephalopathy (BSE or mad cow disease) has been detected in cattle herds in Germany after we acquired the ADA enzyme and at a time when the herds were identified by the supplier as BSE-free. The FDA has advised us that we may continue to distribute our current inventory of ADAGEN which contains the ADA enzyme obtained from cattle of German origin until such time as we are able to obtain FDA approval of the use of the ADA enzyme obtained from cattle of New Zealand origin. We cannot assure you that the FDA will approve the use of the ADA obtained in New Zealand prior to the time that our current inventory of ADAGEN is exhausted. If we do not receive such timely approval, we will be unable to distribute ADAGEN.

   The United States and foreign patents upon which our original PEG technology was based have expired. We depend on patents and proprietary rights, which may offer only limited protection against potential infringement and the development by our competitors of competitive products.

   Research Corporation Technologies, Inc. held the patent upon which our original PEG technology was based and had granted us a license under such patent. Research Corporation's patent contained broad claims covering the attachment of PEG to polypeptides. However, this United States patent and its corresponding foreign patents have expired. Based upon the expiration of the Research Corporation patent, other parties will be permitted to make, use or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those which we hold. We have obtained several patents with claims covering improved methods of attaching or linking PEG to therapeutic compounds. We cannot assure you that any of these patents will enable us to prevent infringement or that competitors will not develop alternative methods of attaching PEG to compounds potentially resulting in competitive products outside the protection that may be afforded by our patents. We are aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins and other compounds. We cannot assure you that the expiration of the Research Corporation patent or other patents related to PEG that have been granted to third parties will not have a material adverse effect on our business, financial condition and results of operations.

   The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in other countries. We have been licensed, and been issued, a number of patents in the United States and other countries, and we have other patent applications pending to protect our proprietary technology. Although we believe that our patents provide certain protection from competition, we cannot assure you that such patents will be of substantial protection or commercial benefit to us, will afford us adequate protection from competing products, or will not be challenged or declared invalid. In addition we cannot assure you that additional United States patents or foreign patent equivalents will be issued to us. The scope of patent claims for biotechnological inventions is uncertain, and our patents and patent applications are subject to this uncertainty.

   To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, our product development efforts may be delayed or blocked.

   We are aware that certain organizations are engaging in activities that infringe certain of our PEG and SCA technology patents. We cannot assure you that we will be able to enforce our patent and other rights against such organizations.

   We expect that there will continue to be significant litigation in the biotechnology and pharmaceutical industries regarding patents and other proprietary rights. We have become involved in patent litigation, and we may likely become involved in additional patent litigation in the future. We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights. Such disputes could substantially delay our product development or commercialization activities and could have a material adverse effect on our business, financial condition and results of operations. There is one pending litigation matter involving our patents.

   We also rely on trade secrets, know-how and continuing technological advancements to protect our proprietary technology. We have entered into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements, and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

   We have limited sales and marketing experience, which makes us dependent on our marketing partners.

   Other than ADAGEN, which we market on a worldwide basis to a small patient population, we have not engaged in the direct commercial marketing of any of our products and therefore we do not have significant experience in sales, marketing or distribution. For some of our products, we have provided exclusive marketing rights to our corporate partners in return for milestone payments and royalties to be received on sales. To the extent that we enter into licensing arrangements for the marketing and sale of our products, any revenues we receive will depend primarily on the efforts of these third parties. We will not control the amount and timing of marketing resources that such third parties devote to our products. In addition, if we market products directly, significant additional expenditures and management resources would be required to increase the size of our internal sales force. In any sales or marketing effort, we would compete with many other companies that currently have extensive and well-funded sales operations. Our marketing and sales efforts may be unable to compete successfully against other such companies.

   We may acquire other companies and may be unable to successfully integrate such companies with our operations.

   We may expand and diversify our operations with acquisitions. If we are unsuccessful in integrating any such company with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations. Some of the risks that may affect our ability to integrate or realize any anticipated benefits from any acquisition include those associated with:

   o unexpected losses of key employees or customers of the acquired company;

   o conforming the acquired company's standards, processes, procedures and controls with our operations;

   o coordinating our new product and process development;

   o diversion of existing management relating to the integration and operation of the acquired company;

   o hiring additional management and other critical personnel; and

   o increasing the scope, geographic diversity and complexity of our operations.

   We may need to obtain additional financing to meet our future capital needs, and this financing may not be available when we need it.

   Our current development projects require substantial capital. We may require substantial additional funds to conduct research activities, pre-clinical studies, clinical trials and other activities relating to the successful commercialization of potential products. In addition, we may seek to acquire additional technologies. We do not expect to achieve significant sales or royalty revenue from our current FDA-approved products, ADAGEN and ONCASPAR.
In addition, we cannot be sure that we will be able to obtain significant revenue from PEG-INTRON. Additional funds from other sources may not be available on acceptable terms, if at all. If adequate funds are unavailable from operations or additional sources of financing, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs which would materially and adversely affect our business, financial condition and operations.

   While we believe that our cash, cash equivalents and investments will be adequate to satisfy our capital needs for the foreseeable future, our actual capital requirements will depend on many factors, including:

   o the level of revenues we receive from our FDA-approved products and product candidates,

   o continued progress of our research and development programs,

   o our ability to establish additional collaborative arrangements,

   o changes in our existing collaborative relationships,

   o progress with pre-clinical studies and clinical trials,

   o the time and costs involved in obtaining regulatory clearance for our products,

   o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

   o competing technological and market developments, and

   o our ability to market and distribute our products and establish new collaborative and licensing arrangements.

   We may seek to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or other sources which may be dilutive to existing stockholders. We cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

   o delay, reduce the scope or eliminate one or more of our development projects,

   o obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves, or

   o license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

   We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

   Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our research and development programs and our business.

Risks Related To Our Industry

   We face rapid technological change and intense competition, which could harm our business and results of operations.

   The biopharmaceutical industry is characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

   We face intense competition from established biotechnology and pharmaceutical companies, as well as academic and research institutions that are pursuing competing technologies and products. We know that competitors are developing or manufacturing various products that are used for the prevention, diagnosis or treatment of diseases that we have targeted for product development. Many of our competitors have substantially greater research and development capabilities and experiences and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop technologies and products that are superior to those we or our collaborators are developing and render our technologies and products or those of our collaborators obsolete and noncompetitive. In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new drugs, as well as obtaining FDA and other regulatory approval. If we cannot compete effectively, our business and financial performance would suffer.

   We may be sued for product liability.

   Because our products and product candidates are new treatments with limited, if any, past use on humans, their use during testing or after approval could expose us to product liability claims. We maintain product liability insurance coverage in the total amount of $40.0 million for claims arising from the use of our products in clinical trials prior to FDA approval and for claims arising from the use of our products after FDA approval. We cannot assure you that we will be able to maintain our existing insurance coverage or obtain coverage for the use of our other products in the future. Also, this insurance coverage and our resources may not be sufficient to satisfy any liability resulting from product liability claims, and a product liability claim may have a material adverse effect on our business, financial condition or results of operations.

   Sales of our products could be adversely affected if the costs for these products are not reimbursed by third-party payors.

   In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement of drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved health care products.

   Our ability to commercialize our products will depend, in part, on the extent to which reimbursement for the cost of the products and related treatments will be available from third-party payors. If we or any of our collaborators succeeds in bringing one or more products to market, we cannot assure you that third-party payors will establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. In addition, lifetime limits on benefits included in most private health plans may force patients to self-pay for treatment. For example, patients who receive ADAGEN are expected to require injections for their entire lives. The cost of this treatment may exceed certain plan limits and cause patients to self-fund further treatment. Furthermore, inadequate third-party coverage may lead to reduced market acceptance of our products. Significant changes in the health care system in the United States or elsewhere could have a material adverse effect on our business and financial performance.

Risks Related To The Notes and Our Common Stock

   The notes are subordinated.

   The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. If we were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of June 30, 2001, we had no senior indebtedness outstanding. See "Description of Notes-- Subordination of Notes."

   The price of our common stock has been, and may continue to be, volatile which may significantly affect the trading price of the notes.

   Historically, the market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted due to a variety of factors, including:

   o the results of pre-clinical testing and clinical trials by us, our corporate partners or our competitors,

   o announcements of technical innovations or new products by us, our corporate partners or our competitors,

   o the status of corporate collaborations and supply arrangements,

   o regulatory approvals,

   o government regulation,

   o developments in patent or other proprietary rights,

   o public concern as to the safety and efficacy of products developed by us or others,

   o litigation, and

   o general market conditions in our industry.

   In addition, due to one or more of the foregoing factors in one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected.

   The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have especially affected the market price of the stock of many high technology and healthcare-related companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

   We may be unable to redeem the notes upon a fundamental change.

   We may be unable to redeem the notes in the event of a fundamental change. Upon a fundamental change, holders of the notes may require us to redeem all or a portion of the notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Notes-- Redemption at Option of the Holder."

   A public market for the notes may fail to develop or be sustained.

   The initial purchasers of the notes, although they have advised us that they intend to make a market in the notes, are not obligated to do so and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

   Events with respect to our share capital could cause the price of our common stock to decline.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. An adverse effect on the price of our common stock may adversely affect the trading price of the notes. We had 41,990,859 shares of common stock outstanding as of June 30, 2001. The following securities that may be exercised for, or are convertible into, shares of our common stock were issued and outstanding as of June 30, 2001:

   o Options. Stock options to purchase 3,283,817 shares of our common stock at a weighted average exercise price of approximately $24.98 per share; of this total, 1,939,502 were exercisable at a weighted average exercise price of $6.23 per share as of such date.

   o Series A Preferred Stock. 7,000 shares of our Series A preferred stock are outstanding, all of which were convertible into 15,909 shares of our common stock as of such date.

   The shares of our common stock that may be issued under the options are currently registered with the SEC. The shares of common stock that may be issued upon conversion of the Series A preferred stock are eligible for sale without any volume limitations pursuant to Rule 144(k) under the Securities Act.

   The notes represent a significant amount of indebtedness.

   As a result of the initial offering of the notes, our long-term debt is $400,000,000. This indebtedness has affected us by:

   o significantly increasing our interest expense and related debt service costs, and

   o making it more difficult to obtain additional financing.

   We may not generate sufficient cash flow from operations to satisfy the annual debt service payments that will be required under the notes. This may require us to use a portion of the proceeds of the notes to pay interest or borrow additional funds or sell additional equity to meet our debt service obligations. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

   The market for unrated debt is subject to disruptions, which could have an adverse effect on the market price of the notes.

   The notes have not been rated. As a result, holders of the notes have the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity for the holders of such securities. If the notes are traded, they may trade at a discount from their initial offering price, depending on, among other things, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, results of operations and prospects. The liquidity of, and trading markets for, the notes also may be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the notes, independent of our financial performance or prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for such securities. We cannot assure you that the market for the notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   Some statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition or include other "forward-looking" information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following:

   o "will likely result"

   o "are expected to"

   o "will continue"

   o "is anticipated"

   o "estimate"

   o "intends"

   o "plans"

   o "projection"

   o "outlook"

   You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

   o clinical trial results

   o obtaining and maintaining regulatory approval of our products

   o market acceptance of and continuing demand for our products

   o the impact of competitive products and pricing

   o our ability to obtain additional financing to support our operations

   o factors discussed in the documents listed below

   You should read and interpret any forward-looking statement together with the following documents:

   o our most recent annual report on Form 10-K

   o our quarterly reports on Form 10-Q

   o the risk factors contained in this prospectus under the caption "Risk Factors"

   o our other filings with the Securities and Exchange Commission

   Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.


                       RATIO OF EARNINGS TO FIXED CHARGES


   The ratio of earnings to fixed charges was negative for all periods presented, other than the nine months ended March 31, 2001, because of net losses incurred by Enzon. The dollar amounts of the deficiencies for these periods and the March 31, 2001 ratio are disclosed below (dollars in thousands):


                                               Nine Months
                                             Ended March 31,                 Year Ended June 30,
                                             ---------------    --------------------------------------------
                                                   2001          2000     1999      1998      1997     1996
Ratio of earnings to fixed charges* .......        34:1            N/A      N/A       N/A       N/A      N/A
Deficiency of earnings available to
  cover fixed charges*.....................         N/A        $(6,306) $(4,919)  $(3,617)  $(4,557) $(5,175)

---------------
* Earnings consist of net income (loss) plus fixed charges less capitalized interest and preferred stock dividends paid. Fixed charges consist of interest expenses, including amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest.


                                USE OF PROCEEDS

   All of the securities offered pursuant to this prospectus are being offered by the selling holders listed under "Selling Holders." We will not receive any proceeds from the sale by the selling holders of the notes or the underlying common stock.

                              DESCRIPTION OF NOTES


   The notes were issued under an indenture dated as of June 26, 2001, between Enzon, as issuer, and Wilmington Trust Company, as trustee. You may request a copy of the indenture from the trustee.

   The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

   As used in this "Description of Notes" section, references to "Enzon," "we," "our" or "us" refer solely to Enzon and not to our subsidiaries.

General

   The notes are general unsecured obligations of Enzon, subordinate in right of payment to certain current and future indebtedness as described under "-- Subordination of Notes." The notes are convertible into common stock as described under "--Conversion of Notes." The notes are limited to $400,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on July 1, 2008 unless earlier converted, redeemed at our option or redeemed at the holder's option upon a fundamental change.

   Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt (including senior indebtedness), or issuing or repurchasing our securities.

   Holders of notes are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "--Redemption at Option of the Holder."

   We pay interest in arrears on January 1 and July 1 of each year, beginning January 1, 2002, to record holders at the close of business on the preceding December 15 and June 15, as the case may be, except:

   o that interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

   o as set forth in the next sentence.

   In the case of any note, or portion of any note, which is converted into common stock during the period after any record date for any interest payment but prior to the next interest payment date:

   o if the note has been called for redemption on a redemption date that occurs during this period, we will not be required to pay interest on the interest payment date;

   o if the note is to be redeemed in connection with a fundamental change on a redemption date that occurs during this period, we will not be required to pay interest on the interest payment date; or

   o if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "--Conversion of Notes."

   We will maintain an office in the Borough of Manhattan, the City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

   o by check mailed to your address as it appears in the note register, provided that if you are a holder of the notes with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

   o by wire transfer to an account maintained by such holder in the United States.

   However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

   Holders of the notes may convert their notes, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, holders may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If holders have submitted their notes for redemption upon a fundamental change, then holders may only convert their notes upon the withdrawal of their redemption election. Holders may convert their notes in part so long as this part is $1,000 in principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes so converted must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default in the payment of interest exists at the time of conversion.

   The initial conversion price for the notes is $70.98 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, holders of notes will not receive any accrued interest or dividends upon conversion.

   To convert a note into common stock a holder must:

   o complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

   o surrender the note to the conversion agent;

   o if required, furnish appropriate endorsements and transfer documents;

   o if required, pay all transfer or similar taxes; and

   o if required, pay funds equal to interest payable on the next interest payment date.

   The date the holder complies with these requirements is the conversion date under the indenture.

   We will adjust the conversion price if any of the following events occurs:

      (1) we issue common stock as a dividend or distribution on our common stock;

      (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

      (3) we subdivide or combine our common stock;

      (4) we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

      o rights or warrants listed in (2) above;

      o dividends or distributions listed in (1) above; and

      o cash distributions listed in (5) below;

      (5) we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

      o the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

   o 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend.

      If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause
   (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

      (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

      (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

      o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

      o the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

   However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

   To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions.

   In the event of:

   o any reclassification of our common stock;

   o a consolidation, merger or combination involving us; or

   o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of holders of the notes will be entitled to receive the same type of consideration which they would have been entitled to receive if they had converted the notes into our common stock immediately prior to any of these events.

   You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "United States Federal Tax Considerations."

   We may, from time to time, reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "United States Federal Tax Considerations."

   We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Enzon

   The notes are not entitled to any sinking fund. At any time on or after July 7, 2004, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:


      Redemption Period                                                         Price
      -----------------                                                         -----
      Beginning on July 7, 2004 and ending on June 30, 2005................    102.571%
      Beginning on July 1, 2005 and ending on June 30, 2006................    101.929%
      Beginning on July 1, 2006 and ending on June 30, 2007................    101.286%
      Beginning on July 1, 2007 and ending on June 30, 2008................    100.643%


and 100 percent if redeemed at July 1, 2008. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 days but not less than 30 days prior to the redemption date.

   If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

   We may not redeem the notes if we have failed to pay interest on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

Redemption at Option of the Holder

   If a fundamental change of Enzon occurs prior to July 1, 2008, holders of notes may require us to redeem their notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of $1,000 principal amount.

   We will redeem the notes at a price equal to 100 percent of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

   We will mail to all record holders a notice of a fundamental change of Enzon within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If a holder elects to redeem their notes, they must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, their redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

   A "fundamental change" of Enzon is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

   o is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

   o is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

   We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

   These fundamental change redemption rights could discourage a potential acquiror of Enzon. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of Enzon by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Enzon.

   We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

   Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

   Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

   We may not make any payment on the notes if:

   o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

   o a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

   We may resume payments and distributions on the notes:

   o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

   o in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

   If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

   Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

   The notes are exclusively obligations of Enzon. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

   The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

   o any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes; or

   o any indebtedness we owe to any of our majority-owned subsidiaries; or

   o the notes.

   The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

   The term "designated senior indebtedness" is defined in the indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture.

   As of May 31, 2001, we had no senior indebtedness outstanding and our subsidiaries had no significant indebtedness. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

   We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Events of Default; Notice and Waiver

   The following will be events of default under the indenture:

   o we fail to pay principal or premium, if any, when due upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

   o we fail to pay any interest and liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

   o we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

   o certain events involving our bankruptcy, insolvency or reorganization.

   The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

   If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults. Payment of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 1/2% from the required payment date.

   The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

   No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

   o the holder has given the trustee written notice of an event of default;

   o the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

   o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

   o the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

   The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

   o extend the fixed maturity of any note;

   o reduce the rate or extend the time for payment of interest of any note;

   o reduce the principal amount or premium of any note;

   o reduce any amount payable upon redemption of any note;

   o adversely change our obligation to redeem any note upon a fundamental change;

   o impair the right of a holder to institute suit for payment on any note;

   o change the currency in which any note is payable;

   o impair the right of a holder to convert any note;

   o adversely modify, in any material respect, the subordination provisions of the indenture; or

   o reduce the percentage of notes required for consent to any modification of the indenture.

   We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

   The notes will be:

   o in fully registered form;

   o without interest coupons; and

   o in denominations of $1,000 principal amount and integral multiples of $1,000.

   Except as indicated below, the notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   Holders of notes may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

   Holders of notes who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

   o not be entitled to have certificates registered in their names;

   o not receive physical delivery of certificates in definitive registered form; and

   o not be considered holders of the global note.

   We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

   o for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

   o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

   Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

   DTC has advised us that it is:

   o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

   o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

   o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated from in exchange for global notes.

Registration Rights of the Noteholders

   Under a registration rights agreement, we are required to use our reasonable efforts to cause a shelf registration statement, of which this prospectus is a part, to become effective and to use reasonable efforts to keep the shelf registration statement effective until the earlier of:

   o all of the registrable securities have been sold pursuant to the shelf registration statement; or

   o the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

   When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

   o the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

   o the expiration of the holding period under Rule 144(k) under the Securities Act; and

   o the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

   We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

   o exceed 30 days in any three-month period; or

   o an aggregate of 90 days for all periods in any 12-month period.

   Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

   We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

   o on the notes at an annual rate equal to 0.5% of the aggregate principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period the prospectus is unavailable; and

   o on the common stock that has been converted, at an annual rate equal to 0.5% of the conversion price during such periods.

   A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

   o be named as a selling stockholder in the related prospectus;

   o deliver a prospectus to purchasers; and

   o be subject to the provisions of the registration rights agreement, including indemnification provisions.

   The summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Information Concerning the Trustee

   We have appointed Wilmington Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

   The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK


   Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of preferred stock, par value $.01 per share. Unless otherwise designated by our board of directors, all issued shares shall be deemed common stock with equal rights and preferences.

Common Stock

   As of June 30, 2001, there were 41,990,859 shares of our common stock outstanding. In addition, as of June 30, 2001, there were stock options outstanding to purchase an aggregate of 3,283,817 shares of common stock.

   Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in such election. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared by the board of directors out of legally available funds. These rights are subject to the prior rights of any preferred stock then outstanding.

   Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock whether outstanding or issued in the future.

Preferred Stock

   Our board of directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote of shareholders. The voting powers of holders of common stock could be diluted by the issuance of this preferred stock. The issuance of this preferred stock could also have the effect of delaying, deferring or preventing a change in our control. The issuance of this preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

   As of June 30, 2001, there were 7,000 shares of our Series A preferred stock outstanding. Shares of our Series A preferred stock are convertible into common stock at a conversion price of $11.00 per share. The value of the shares of Series A preferred stock for conversion purposes is $25.00 per share. Holders of the Series A preferred stock are entitled to an annual dividend of $2.00 per share, payable semiannually, but only when and if declared by our board of directors, out of funds legally available. Dividends on the Series A preferred stock are cumulative and accrue and accumulate but will not be paid, except in liquidation or upon conversion, until such time as the board of directors deems it appropriate in light of our then current Financial condition. No dividends are to be paid or set apart for payment on our common stock, nor are any shares of common stock to be redeemed, retired or otherwise acquired for valuable consideration unless we have paid in full or made appropriate provision for the payment in full of all dividends which have then accumulated on the Series A preferred stock. Holders of the Series A preferred stock are entitled to one vote per share on matters to be voted upon by our stockholders and except as required by Delaware law, our Series A preferred stock votes together with our common stock as a single class on all matters which come to a vote of our stockholders. As of June 30, 2001, undeclared accrued dividends in arrears were $157,811 or $22.54 per share of Series A preferred stock. All shares of common stock are junior in rank to the Series A preferred stock with respect to the preferences as to dividends, distributions and payments upon our liquidation, dissolution or winding up.

Registration Rights

   We have granted Schering-Plough piggyback and demand registration rights with respect to 847,489 shares of our common stock that were issued in June 1995. In addition, there are demand and/or piggyback registration rights on 240,323 shares of common stock. Two persons affiliated with Evolution Capital have piggyback and demand registration rights with respect to 188,779 shares of our common stock issued upon the exercise of warrants. The demand rights give these warrant holders a one-time right to require us to register, upon their request. In addition, transferees of the Carson Group, Inc. and two of its principals have piggyback registration rights with respect to an aggregate of 51,147 shares of our common stock issued upon exercise of warrants as consideration for finder's services that were provided to us. Transferees of Clearwater Fund IV were also granted piggyback registration rights under a registration rights agreement with us with respect to the 206,227 shares of common stock issued upon exercise of the warrants they held, which shares are currently covered by an effective registration statement. Absent any contractual limitations, the holders of these rights could cause a significant number of shares of our common stock to be registered and sold in the public market. Such sales, or the perception that these sales could occur, may have an adverse effect on the market price for our common stock and could impair our ability to raise capital through an offering of equity securities. We have obtained waivers of all such piggyback registration rights applicable to this offering, except rights with respect to an aggregate of 17,500 shares of our common stock.

   We originally registered the resale of approximately 3,983,000 shares of our common stock owned by stockholders who purchased such shares in a private placement of shares of our common stock that closed in July 1998.

   We originally registered the resale of approximately 4,122,317 shares of our common stock owned by stockholders who purchased such shares in a private placement of shares of our common stock that closed in January and March 1996. We are required to maintain the effectiveness of this registration statement until the earlier of the date that all of the shares are sold or March 15, 2004.

Indemnification and Limitation of Liability

   Our charter documents provide that our directors and officers shall be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to either us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers. Our officers and directors have executed indemnity agreements with us which supplement the protections provided by our certificate of incorporation and by-laws.

   These agreements require us to pay for any damages, judgments, settlements, costs and expenses for the defense of legal actions, claims, proceedings and appeals due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, suffered or wrongfully attempted by the officer or director. If we do not pay such costs and expenses within 90 days after we receive a written claim, such officers or directors may bring a suit against us to recover the unpaid amount of the claim. If such officer or director is successful, we will be required to pay for the expenses incurred relating to the claim.

Provisions of our Certificate of Incorporation, By-laws and State Law Provisions with Potential Antitakeover Effects

   Certain provisions of our certificate of incorporation and by-laws, as well as Delaware law, may operate in a manner that could discourage or render more difficult a takeover of our company or the removal of our management or may limit the price certain investors may be willing to pay for shares of our common stock.

   Our by-laws provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, it provides that directors may be removed only for cause by

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

the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote. Any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only three directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the board of directors will need at least two annual meetings of stockholders to effect this change. In addition, our board of directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote of our stockholders. The voting powers of holders of our common stock could be diluted by the issuance of this preferred stock. The issuance of this preferred stock could also have the effect of delaying, deferring or preventing a change in control. In addition, the issuance of this preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock.

   The provisions of Section 203 of the General Corporation Law of Delaware will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

   o before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,

   o upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans, or

   o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

   A "business combination" includes mergers, asset sales, consolidations and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined as a person who, at the time of determination of whether a person is an interested stockholder:

   o beneficially owns 15% or more of our common stock, or

   o is an affiliate or associate of ours and beneficially owned 15% or more of our common stock at any time within three years of the date of determination.

   A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate nor our by-laws contain any such exclusion.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is Two Broadway, 19th Floor, New York, New York 10004.


          CERTAIN UNITED STATES AND FEDERAL INCOME TAX CONSIDERATIONS


   The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to non-U.S. holders (as defined below), this summary applies only to U.S. holders (as defined below) that are beneficial owners of the notes and that will hold the notes and common stock into which the notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")).

   For purposes of this summary, U.S. holders include (1) individual citizens or residents of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws, (2) corporations or partnerships (including any entity treated as a corporation or a partnership for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Persons other than U.S. holders ("non-U.S. holders") are subject to special U.S. federal income tax considerations, some of which are discussed below.

   If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

   This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities (except to the extent specifically set forth below), (7) brokers or dealers in securities or currencies, (8) holders whose "functional currency" is not the U.S. dollar, or (9) persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" (as defined for tax purposes) or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

   This summary discusses the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to non-U.S. holders) or the tax laws of any applicable foreign, state, local or other jurisdiction. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

   INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

   Taxation of Interest

   Interest paid on the notes will be included in the income of a U.S. holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the

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
date the notes are issued, is remote. Failure of Enzon to file or cause to be declared effective a shelf registration statement as described under "Description of Notes--Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described in that section of this prospectus. In addition, holders may require Enzon to redeem any and all of their notes in the event of a fundamental change, and Enzon may redeem some or all of the notes on or after July 7, 2004 subject to certain conditions. Enzon believes that the likelihood of a liquidated damages payment with respect to the notes is remote and does not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, Enzon intends to take the position that a "fundamental change" or a redemption is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "fundamental change" or a redemption as affecting the yield to maturity of any note. In the event any of these contingencies occurs, it may affect the amount and timing of the income that must be recognized by a U.S. holder of notes.

   Sale, Exchange or Redemption of the Notes

   Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (2) such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by you. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by some noncorporate U.S. holders, including individuals, will generally be subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

   Conversion of the Notes

   A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock or common stock that is attributable to accrued interest not previously included in income. Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share). Common stock received upon conversion that is attributable to accrued interest not previously included in income will be subject to the rules described above with respect to taxation of interest. See "U.S. Holders--Taxation of Interest" above.

   A U.S. holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. holder's tax basis in shares of common stock considered attributable to accrued interest not previously included in income (or to cash tendered with notes converted after a record date for a particular interest payment date and prior to such interest payment date) generally will equal the amount of such accrued interest (and/or cash), and the holding period for such shares shall begin on the date of conversion.

   Distributions on Common Stock

   Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. A dividend distribution to a corporate U.S. holder may qualify for a dividends-received deduction; however, certain holding period requirements, taxable income and other limitations may apply. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. holder's basis in the common stock dollar-for-dollar until the basis has been reduced to zero, and thereafter as capital gain.

   Holders of convertible debt instruments such as the notes may, in some circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted to the extent the adjustment results in an increase in the holder's proportionate interest in the earnings and profits or assets of Enzon. However, adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders or adjustments at our discretion) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. holders of notes will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. A holder's tax basis in a note, however, generally will be increased by the amount of any constructive dividend included in taxable income. In addition, in some circumstances, an adjustment or the failure to provide for an adjustment may result in taxable dividend income to the holders of common stock.

   Sale, Exchange or Redemption of Common Stock

   Upon the sale, exchange or redemption of common stock a U.S. holder generally will recognize capital gain or loss equal to the difference between
(1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such U.S. holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by some non-corporate U.S. holders, including individuals, will generally be subject to taxation at reduced rates. A U.S. holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." The deductibility of capital losses is subject to limitations.

   Backup Withholding and Information Reporting

   Backup withholding of U.S. federal income tax at a rate currently of 31 percent may apply to payments pursuant to the terms of a note or common stock (including proceeds received upon the sale, exchange, redemption, retirement or other disposition of the notes or common stock) to a U.S. holder that is not an "exempt recipient" and that fails to provide required identifying information (such as the holder's U.S. taxpayer identification number, or "TIN") in the manner required. Generally, individuals are not exempt recipients. Corporations are generally exempt recipients, whereas other entities may be exempt recipients. Payments made in respect of a note or common stock (including proceeds received upon the sale, exchange, redemption, retirement or other disposition of the notes or common stock) must be reported to the IRS, unless the U.S. holder is an exempt recipient or otherwise establishes an exemption. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a refund or credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

   In general, subject to the discussion below concerning backup withholding:

   Taxation of Interest

   Payments of interest on the notes by us or any paying agent to a beneficial owner of a note that is a non-U.S. holder generally will not be subject to U.S. withholding tax, provided that (l) such non-U.S. holder does not own, actually or constructively pursuant to the conversion feature of the notes or otherwise, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (2) such non-U.S. holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (3) such non-U.S. holder is not a bank receiving interest described in
Section 881(c)(3)(A) of the Code, and (4) the certification requirements under
Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder are satisfied.

   To satisfy the certification requirements referred to in (4) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury regulations thereunder require that either (1) the beneficial owner of a note must

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
certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. holder and must provide such owner's name and address, and TIN, if any, on Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner or a qualifying intermediary and must furnish the payor with a copy thereof.

   Interest on notes not excluded from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30 percent rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

   Sale, Exchange or Redemption of the Notes or Common Stock

   A non-U.S. holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or redemption of such note or common stock unless (1) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and other required conditions are met,
(2) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, (3) the non-U.S. holder is subject to Code provisions applicable to some U.S. expatriates, or (4) in certain circumstances, if we are, or have been at any time within the shorter of the five-year period preceding such sale or other disposition or the period such non-U.S. holder held the common stock or note, a U.S. real property holding corporation (a "USRPHC") within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future.

   Conversion of the Notes

   A non-U.S. holder generally should not be subject to U.S. federal income tax on the conversion of a note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale, exchange or redemption of a note or common stock. See "Non-U.S. holders-Sale, Exchange or Redemption of the Notes or Common Stock" above. To the extent a non-U.S. holder receives upon conversion common stock that is attributable to accrued interest not previously included in income, such stock may give rise to income that would be subject to the rules described above with respect to the taxation of interest. See "Non-U.S. Holders--Taxation of Interest" above.

   Distributions on Common Stock

   Distributions on common stock after conversion will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a non-U.S. holder generally will be subject to U.S. withholding tax at a 30 percent rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or where the dividends are effectively connected with the holder's conduct of a trade or business in the United States and are taxable as described below. A non-U.S. holder may be required to satisfy specific requirements in order to claim a reduction or exemption from withholding under the foregoing rules.

   Distributions in excess of our current and accumulated earnings and profits as determined under U.S. federal income tax principles will be treated as a non-taxable return of capital that reduces the non-U.S. holder's basis in the common stock dollar-for-dollar until the basis has been reduced to zero, and therafter as capital gain. Such capital gain will generally not be taxable to a non-U.S. holder except under the circumstances described above under "Non-U.S. Holders-Sale, Exchange or Redemption of the Notes or Common Stock."

   The conversion price of the notes is subject to adjustment in some circumstances. Any such adjustment or failure to make an adjustment could, in some circumstances, give rise to a deemed distribution to non-U.S. holders of the notes or common stock that is taxable as a dividend to the extent of our accumulated earnings and profits. See "U.S. Holders-Distributions on Common Stock" above. In such case, the deemed distribution would be subject to the rules described above regarding U.S. withholding tax on dividends.

   Income or Gains Effectively Connected With A U.S. Trade or Business

   If a non-U.S. holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. holder. The non-U.S. holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

   U.S. Federal Estate Tax

   A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax with respect to the note if the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual, actually or constructively, who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise provides.

   Non-U.S. holders should consult with their tax advisors regarding U.S. federal, state and local and foreign income and estate tax consequences with respect to the notes and common stock.

   Backup Withholding and Information Reporting

   A non-U.S. holder may have to comply with specific certification procedures to establish that he is not a U.S. person in order to avoid information reporting and backup withholding tax requirements with respect to our payments of principal and interest on the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders of the notes or our common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

   THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                SELLING HOLDERS


   The notes were originally issued by Enzon and sold by Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., SG Cowen Securities Corporation and Legg Mason Wood Walker Incorporated, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). Selling holders, which term includes their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the underlying common stock.

   Prior to any use of this prospectus in connection with an offering of the notes and the underlying common stock, this prospectus will be supplemented to set forth the name of the selling holder and the number of notes and shares of underlying common stock beneficially owned by such holder. The prospectus supplement will also disclose whether any selling holder has held any position of office with, been employed by or otherwise had material relationship with, the company or any of its affiliates during the three years prior to the date of the prospectus supplement.


                              PLAN OF DISTRIBUTION

   The selling holders and their successors (which term includes their transferees, pledgees or donees or their successors) may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

   The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options (whether such options are listed on an options exchange or otherwise), (5) through the settlement of short sales or (6) through the combination of the above. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the common stock into with the notes are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

   The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of the notes or the underlying common stock covered by this prospectus.

   Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

   In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

   In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We cannot assure you that a selling holder will not sell any notes or common stock described herein or will not transfer, devise or gift such securities by other means not described in this prospectus.

   To the extent required, the specific notes or common stock to be sold, the name of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

   We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling holders and Enzon and their respective directors, officer and controlling persons against certain liabilities in connection with the offer and sale of the notes and common stock, including liabilities under the Securities Act. Enzon will pay substantially all of the expenses incurred by the selling holders and Enzon incident to the offering and sale of the notes and the common stock, provided that each selling holder will be responsible for payment of commission, concessions and discounts of underwriters, broker-dealers or agents.


                                 LEGAL MATTERS


   Certain legal matters relating to the notes and the underlying common stock will be passed upon for Enzon by Dorsey & Whitney LLP, New York, New York.


                                    EXPERTS

   The consolidated financial statements of Enzon, Inc. and subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three-year period ended June 30, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


   We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the notes and the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information about us, the notes and our common stock, you should review the registration statement and exhibits and schedules thereto. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center      500 West Madison Street
      Room 1024                   Suite 1300                 Suite 1400
Washington, D.C. 20549     New York, New York 10048    Chicago, Illinois 60661

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   Our common stock is quoted on the Nasdaq National Market under the symbol "ENZN," and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

                               Nasdaq Operations,
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

   We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, including any filings after the date of this prospectus, until either of the following has occurred: (1) all the notes have been sold, or (2) the holding period applicable to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision, has expired. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (x) this prospectus or (y) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

   o Our Annual Report on Form 10-K and 10-K/A for our fiscal year ended June 30, 2000.

   o Our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 30, 2000, December 31, 2000 and March 31, 2001.

   o Our definitive proxy statement filed with the Securities and Exchange Commission for our Annual Meeting of Stockholders held on December 5, 2000.

   o Our Reports on Form 8-K filed on August 17, 2000, September 18, 2000, November 2, 2000, November 6, 2000, November 7, 2000, November 8, 2000, December 19, 2000, December 21, 2000, January 22, 2001, February 6, 2001, February 16, 2001, February 22, 2001, March 26, 2001, March 30, 2001, May
     7, 2001, May 9, 2001, May 23, 2001, May 24, 2001, June 13, 2001, June 14,
     2001, June 21, 2001, July 17, 2001; July 27, 2001, August 9, 2001 and
     August 13, 2001.

   You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (732) 980-4500 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard time:

                                  Enzon, Inc.,
                         Attention: Investor Relations
                              20 Kingsbridge Road
                              Piscataway, NJ 08854

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of securities being registered hereby. All amounts are estimates except for the registration fee.


                                                                                Amount
                                                                              to be Paid
                                                                              ----------
        Registration Fee ..................................................    $100,000
        Legal fees and expenses ...........................................      50,000
        Accounting fees and expenses ......................................      25,000
        Printing Expenses .................................................      25,000
        Miscellaneous .....................................................      10,000
                                                                               --------
          TOTAL............................................................    $210,000
                                                                               ========


Item 15. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

   In accordance with the DGCL, Article 10 of our certificate of incorporation provides that a director shall not be liable to us:

   o for any breach of the director's duty of loyalty to us or our stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions;

   o for any transaction from which a director derived an improper benefit; or

   o for any act or omission occurring prior to the date when said Article 10 became effective.

   Section 8.1 of our bylaws provides for the indemnification, to the fullest extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with such action or proceeding, by reason of the fact that such person is or was a director or officer of Enzon. Enzon's Directors' and Officers' Liability Insurance, which is provided for under
Section 8.3 of our bylaws, insures our directors and officers against any liability arising out of such person's status as a director or officer, and insures us against our obligations to indemnify our directors and officers.

   Our officers and directors have executed indemnity agreements with us which supplement the protections provided by our certificate of incorporation and bylaws. These agreements require us to pay for any damages, judgments, settlements, costs and expenses for the defense of legal actions, claims, proceedings and appeals due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, suffered or wrongfully attempted by the officer or director. If we do not pay such costs and expenses within 90 days after we receive a written claim, such officers or directors may bring a suit against us to recover the unpaid amount of the claim. If such officer or director is successful, we will be required to pay for the expenses incurred relating to the claim.

Item 16. Exhibits

   (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                            Description of Exhibit

 4.1 Indenture, dated as of June 26, 2001, between the Registrant and Wilmington Trust Company, as trustee, including the form of 4 1/2% Convertible Subordinated Note due 2008 attached as Exhibit A thereto

 4.2 Registration Rights Agreement between the Registrant and the initial purchasers, dated as of June 26, 2001

 5.1      Opinion of Dorsey & Whitney LLP

12.1      Computation of Ratio of Earnings to Fixed Charges

23.1      Consent of KPMG LLP, Independent Certified Public Accountants

23.2      Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of the Registration Statement)

25.1 Form T-1 Statement of Eligibility of the Wilmington Trust Company to act as trustee under the indenture

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey, on August 14,
2001.

                                   ENZON, INC.


                                   By:  /s/ ARTHUR J. HIGGINS

                                        Arthur J. Higgins
                                        President, Chief Executive Officer
                                        and Director


                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur J. Higgins and Kenneth J. Zuerblis, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on the dates indicated.

     Signature                           Title                                           Date
     ---------                           -----                                           ----
  /s/ ARTHUR J. HIGGINS    President, Chief Executive Officer and Director        August 14, 2001
-------------------------  (principal executive officer)
    Arthur J. Higgins

 /s/ KENNETH J. ZUERBLIS   Vice President, Finance, Chief Financial Officer and   August 14, 2001
-------------------------  Secretary
   Kenneth J. Zuerblis     (principal financial and accounting officer)

                           Chairman of the Board
-------------------------
     Randy H. Thurman

   /s/ DAVID S. BARLOW     Director                                               August 14, 2001
-------------------------
     David S. Barlow

   /s/ ROLF A. CLASSON     Director                                               August 14, 2001
-------------------------
     Rolf A. Classon

                           Director
-------------------------
  Rosina B. Dixon, M.D.

 /s/ DAVID W. GOLDE, M.D.  Director                                               August 14, 2001
-------------------------
   David W. Golde, M.D.

    /s/ ROBERT LEBUHN      Director                                               August 14, 2001
-------------------------
      Robert LeBuhn

                                 EXHIBIT INDEX


Exhibit
Number                            Description of Exhibit

 4.1 Indenture, dated as of June 26, 2001, between the Registrant and Wilmington Trust Company, as trustee, including the form of 4 1/2% Convertible Subordinated Note due 2008 attached as Exhibit A thereto

 4.2 Registration Rights Agreement between the Registrant and the initial purchasers, dated as of June 26, 2001

 5.1      Opinion of Dorsey & Whitney LLP

12.1      Computation of Ratio of Earnings to Fixed Charges

23.1      Consent of KPMG LLP, Independent Certified Public Accountants

23.2      Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of the Registration Statement)

25.1 Form T-1 Statement of Eligibility of the Wilmington Trust Company to act as trustee under the indenture